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                                                                     EXHIBIT 5.1




                                                               November 17, 2003

The Chubb Corporation
15 Mountain View Road
Warren, New Jersey 07601-1615



                      Registration Statement on Form S-4 of
                              The Chubb Corporation
                          (Registration No. 333-108743)

Ladies and Gentlemen:

      We have acted as special counsel to The Chubb Corporation, a New Jersey corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended to the date hereof, the "Registration Statement"), which includes a form of Prospectus (the "Prospectus") relating to the proposed exchange by the Company of $225,000,000 aggregate principal amount of the Company's 3.95% Notes Due 2008 and $275,000,000 aggregate principal amount of the Company's 5.20% Notes Due 2013 (together, the "New Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 3.95% Notes Due 2008 and 5.20% Notes Due 2013 (together, the "Existing Notes"). The New Notes are to be issued pursuant to the Indenture dated as of October 25, 1989 (the "Indenture"), among the Company (the "Trustee") and Bank One Trust Company, N.A., as successor trustee.

      In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company and others. With your permission, for purposes of the opinion expressed herein, we have assumed (i) that the Trustee is and has been duly organized, validly existing and in good standing
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under the laws of its jurisdiction of organization, (ii) that the Trustee had and has the power and authority to enter into and perform, and has duly authorized, executed and delivered, the Indenture, (iii) that the Indenture is valid, binding and enforceable with respect to the Trustee and (iv) the New Notes will be duly authenticated by the Trustee in the manner provided in each Indenture. We also assume, in reliance upon the opinion of Drinker Biddle & Reath LLP, dated today and addressed to the Company and us and filed as Exhibit
5.2 to the Registration Statement, that the execution and delivery by the Company of the Indenture and the issuance, sale, execution and delivery by the Company of the New Notes, have been duly authorized by all necessary corporate action on the part of the Company under New Jersey law and the Company's Amended and Restated Certificate of Incorporation and By-laws.

      We further assume that: (i) the issuance, sale and delivery of the New Notes will occur against due payment to the Company of the consideration fixed therefor by the board of directors of the Company, a duly authorized committee thereof or duly authorized officers of the Company (to the extent that the resolutions of the board of directors of the Company authorizing such action by such officers remain in full force and effect), as the case may be, in each case in accordance with New Jersey law and the Company's Amended and Restated Certificate of Incorporation and Restated By-laws and (ii) the terms of the New Notes will be fixed and established (including by making any filings required under New Jersey law), and such securities will be issued, sold and delivered, so as not to violate any then applicable law or the Company's Amended and Restated Certificate of Incorporation or Restated By-laws or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

      Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

            Upon the execution and issuance of the New Notes by the Company and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before
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which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

      We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States, the laws of the State of New York and the Business Corporation Law of the State of New Jersey, in each case as currently in effect. Insofar as the opinions rendered above involve the law of the State of New Jersey, we have relied exclusively upon, and have assumed the accuracy of, the opinion of Drinker Biddle & Reath LLP as described above.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,

                                           /s/ DEBEVOISE & PLIMPTON